Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact: Steven Park, Director of Investor Relations (208) 871-1653

steven.park@usecology.com www.usecology.com

US ECOLOGY AMENDS ITS CREDIT AGREEMENT EXTENDING MATURITY TO 2026 ON ITS REVOLVING CREDIT FACILITY

BOISE, Idaho June 30, 2021 - US Ecology, Inc. (NASDAQ-GS: ECOL) (“US Ecology” or “the Company”) announced today that it amended its credit agreement and extended the maturity date on its existing $500 million revolving credit facility for additional financial flexibility.

“We are excited to work with our financial partners to leverage our strong-free-cash flow generation and outlook to restructure and improve our credit facility,” commented Chief Financial Officer, Eric Gerratt. “This modified agreement will supplement our plan to continue to de-lever, while providing us additional liquidity and flexibility to continue to fund our organic growth initiatives and strategic acquisitions over an expanded time horizon.”

Under the terms of the amendment, the Company extended the maturity date of its $500 million revolving credit facility to June 29, 2026. The credit amendment also modified the net leverage covenant, extending the temporary increase in the net leverage covenant to 5.25x as of June 30, 2021, gradually stepping down to 4.50 as of December 31, 2022, through the duration of the agreement.

About US Ecology, Inc.

US Ecology, Inc. is a leading provider of environmental services to commercial and government entities. The company addresses the complex waste management and response needs of its customers offering treatment, disposal and recycling of hazardous, non-hazardous and radioactive waste, leading emergency response and standby services, and a wide range of complementary field and industrial services. US Ecology’s focus on safety, environmental compliance, and best—in-class customer service enables us to effectively meet the needs of US Ecology’s customers and to build long lasting relationships. US Ecology has been protecting the environment since 1952. For more information, visit www.usecology.com.

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